 As filed with the Securities and Exchange Commission on August 28, 2000
                                                     Registration No. 333-34546
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                            AMENDMENT NO. 2 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                 DOCENT, INC.
            (Exact name of registrant as specified in its charter)

             Delaware                           7372                          77-0460705
 (State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)    Classification Code Number)          Identification No.)

                                ---------------

                             2444 Charleston Road
                        Mountain View, California 94043
                                (650) 934-9500
    (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                DAVID R. ELLETT
                Chairman, President and Chief Executive Officer
                                 Docent, Inc.
                             2444 Charleston Road
                        Mountain View, California 94043
                                (650) 934-9500
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

           Stephen M. Wurzburg, Esq.                          Kenneth R. Lamb, Esq.
                Elisa Lowy, Esq.                                  Stan Sze, Esq.
         Pillsbury Madison & Sutro LLP                     Gibson, Dunn & Crutcher LLP
              2550 Hanover Street                             One Montgomery Street
              Palo Alto, CA 94304                           Telesis Tower, Suite 2600
                 (650) 233-4500                              San Francisco, CA 94104
                                                                  (415) 393-8200

                                ---------------

  Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Section 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
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


                             EXPLANATORY NOTE

  This Amendment No. 2 is being filed solely for the purpose of filing exhibits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
   SEC Registration Fee............................................. $   27,324
   NASD Filing Fee..................................................      8,500
   Nasdaq National Market Listing Fee...............................     90,000
   Printing and Engraving...........................................    800,000
   Legal Fees and Expenses..........................................    675,000
   Accounting Fees and Expenses.....................................    600,000
   Blue Sky Fees and Expenses.......................................     10,000
   Transfer Agent Fees..............................................     30,000
   Miscellaneous....................................................     65,300
                                                                     ----------
     Total.......................................................... $2,306,124
                                                                     ==========

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* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VI.B. of the Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.2 hereto) and Article XI of the Registrant's Amended and Restated Bylaws (Exhibit
3.4 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

  The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourselves, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Act and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

  Since June 1997, we have issued and sold the following unregistered securities:

  1. On June 27, 1997, we issued 3,725,000 shares to Pardner and Cynthia Wynn, the shareholders of Stanford Testing Systems, Inc. upon its merger into the Company, of which 1,018,550 shares were subsequently repurchased.

  2. Between June 1997 and March 2000, we issued and sold an aggregate of 3,345,587 shares of common stock at prices ranging from $0.10 to $1.00 per share, net of any repurchases except as described in 1 above. The recipients of the shares were all employees, directors and consultants.

  3. In June 1997, we sold 5,799,998 shares of Series A convertible preferred stock to seven investors for an aggregate purchase price of $3,914,998.65.

  4. In June 1998, we sold 2,000,000 shares of Series B convertible preferred stock to four investors for an aggregate purchase price of $2,000,000.

  5. In September 1998, we sold 833,333 shares of Series B-1 convertible preferred stock to four investors for an aggregate purchase price of $999,999.60.

  6. From November 1998 to March 1999, we sold 2,578,032 shares of Series C convertible preferred stock to four investors for an aggregate purchase price of $4,795,139.52.

  7. From August 1999 to December 1999, we sold 7,180,420 shares of Series D convertible preferred stock to twelve investors for an aggregate purchase price of $20,536,001.20.

  8. In April 2000, we sold 3,719,477 shares of Series E convertible preferred stock to twenty-five investors for an aggregate purchase price of $27,970,467.04.

  9. In March 1999, we issued warrants to purchase an aggregate of 119,962 shares of common stock at an exercise price of $0.30 per share. These warrants expire in November 2001.

  10. In March 1998, we issued a warrant to purchase 10,000 shares of Series B convertible preferred stock at an exercise price of $1.25 per share. This warrant expires in March 2003.

  11. In April 1999, we issued warrants to purchase an aggregate of 228,493 shares of Series C convertible preferred stock at an exercise price of $1.86 per share. These warrants expire in April 2006.

  12. In March 1999, we issued a warrant to purchase up to 175,000 shares of convertible preferred stock at an exercise price of the greater of $1.86 per share or the highest purchase price per share paid by a purchaser of our convertible preferred stock in a financing at any time after March 23, 1999. In December 1999, 100,000 shares of Series D convertible preferred stock were issued at $2.86 per share upon exercise of the warrant. The remaining 75,000 shares were not issued and the warrant expired at December 31, 1999.

  13. In December 1999, we issued a warrant to purchase up to 250,000 shares of Series D convertible preferred stock at an exercise price of $2.86 per share. This warrant expires in December 2002.

  14. In March and April 2000, we issued warrants to purchase 236,534 shares of common stock at an exercise price of $10.00 per share. These warrants expire at various times over the next five years.

  15. In March 2000, we issued warrants to purchase an aggregate of 2,446,932 shares of Series E convertible preferred stock at an exercise price of $7.52 per share. These warrants expire at various times over the next three years.

  The sales and issuances of the above securities, other than the sales and issuances in Item 2, were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering and involving only sophisticated investors or "accredited" investors as defined under Rule 501 of the Securities Act. The sales and issuances of securities listed above in Item 2 were deemed exempt by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer pursuant to compensatory benefit plans and contracts relating to compensation made to employees, directors and consultants as provided under Rule 701. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  See exhibits listed on the Exhibit Index following the signature page of the Form S-1, which is incorporated herein by reference.

  (b) Financial Statement Schedules

  Schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 28th day of August, 2000.

                                          DOCENT, INC.

                                                  /s/ David R. Ellett
                                          By: _________________________________
                                                    David R. Ellett,
                                              Chairman, President and Chief
                                                    Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                            Title                    Date
             ---------                            -----                    ----
       /s/ David R. Ellett           Chairman, President, Chief       August 28, 2000
____________________________________  Executive Officer and Director
          David R. Ellett             (Principal Executive Officer)
     /s/ Donald E. Lundgren          Vice President and Chief         August 28, 2000
____________________________________  Financial Officer (Principal
         Donald E. Lundgren           Financial and Accounting
                                      Officer)
      /s/ David Mandelkern           Executive Vice President, Chief  August 28, 2000
____________________________________  Technology Officer, Secretary
          David Mandelkern            and Director
        /s/ Kevin G. Hall            Director                         August 28, 2000
____________________________________
           Kevin G. Hall
       /s/ Jos C. Henkens            Director                         August 28, 2000
____________________________________
           Jos C. Henkens
        /s/ Pardner Wynn             Director                         August 28, 2000
____________________________________
            Pardner Wynn

                                 EXHIBIT INDEX

 Exhibit                           Exhibit Description
 ------- ----------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement

  3.1#   Amended and Restated Certificate of Incorporation.

  3.2# Amended and Restated Certificate of Incorporation, to be effective upon completion of this offering.

  3.3#   Bylaws.

  3.4# Amended and Restated Bylaws, to be effective upon completion of this offering.

  4.1*   Form of Stock Certificate.

  4.2#   Amended and Restated Investors' Rights Agreement, dated April 7, 2000.

  5.1*   Opinion of Pillsbury Madison & Sutro LLP.

 10.1#   Registrant's 1997 Stock Option Plan.

 10.2#   Registrant's 2000 Omnibus Equity Incentive Plan.

 10.3#   Registrant's 2000 Employee Stock Purchase Plan.

 10.4* Form of Directors and Officers' Indemnification Agreement, to be entered into subsequent to the completion of this offering.

 10.5#   Employment Letter from the Registrant to David Ellett dated February
         25, 1998.

 10.6#   Employment Letter from the Registrant to Richard Dellinger dated
         November 4, 1997.

 10.7#   Employment Letter from the Registrant to Kathleen Gogan dated
         September 22, 1998.

 10.8# Officer's Change in Control Agreement dated October 14, 1999 by and between the Registrant and David Mandelkern.

 10.9# Officer's Change in Control Agreement dated October 14, 1999 by and between the Registrant and Richard Dellinger.

 10.10+  Integrator Reseller Agreement dated January 7, 2000 by and between the
         Registrant and Hewlett-Packard Company, as amended July 31, 2000.

 10.11+ Master Consulting Services dated April 1, 2000 between the registrant and Andersen Consulting, LLP.

 10.12+  Amended and Restated ASP Development and Hosting Agreement dated March
         31, 2000 between the Registrant and The Richardson Company.

 10.13+ Master Alliance Agreement dated March 31, 2000 between the registrant and Andersen Consulting, LLP.

 10.14+ Master License and Services Agreement dated June 26, 2000 between the registrant and Qwest Communications.

 10.15+  Professional Services Agreement dated June 27, 2000 between the
         Registrant and Qwest Communications.

 10.16+ License and Co-Marketing Agreement dated May 26, 2000 between the registrant (Netherlands B.V.) and FT Knowledge, Ltd.

 10.17+  Marketing Agreement dated March 31, 2000 between the registrant and
         Harvard Business School Publishing.

 10.18+  Professional Services Agreement dated March 25, 1999 between the
         Registrant and Impiric (formerly Wunderman Cato Johnson).

 10.19+ Master License Agreement dated March 25, 1999 between the Registrant and Impiric (formerly Wunderman Cato Johnson).

 Exhibit                           Exhibit Description
 ------- ----------------------------------------------------------------------
 10.20+  License Agreement for commercial use of Docent Software dated December
         30, 1998 between the Registrant and Veritas Software, Inc.

 10.21*+ Term Sheet dated August 7, 2000 between the Registrant and SmartForce.

 10.22! Lease Agreement dated September 22, 1999 by and between the Registrant and Limar Realty Corp. #17.

 10.23! Lease Agreement dated February 1, 2000 by and between the Registrant and Connecticut General Life Insurance Company.

 10.24! Quickstart Loan and Security Agreement dated August 1, 1997 by and between the Registrant and Silicon Valley Bank as amended on October
         31, 1997.

 10.25! Subordinated Loan and Security Agreement dated April 23, 1999 by and between the Registrant and Comdisco, Inc.

 10.26!  Promissory Note from David Ellett to the Registrant.

 10.27!  Promissory Note from David Mandelkern to the Registrant.

 10.28!  Stock Pledge Agreements dated July 9, 1997 by and between the
         Registrant and David Mandelkern and dated September 30, 1998 by and between the Registrant and David Ellett.

 10.29!  Warrant to Purchase Shares of Series C Preferred Stock dated April 23,
         1999.

 10.30!  Warrant to Purchase Shares of Series D Preferred Stock dated December
         1999.

 10.31*  Warrant to Purchase Shares of Series E Preferred Stock dated March 31,
         2000.

 10.32!  Severance Agreement dated June 27, 1997 by and among Pardner Wynn,
         David Mandelkern, Norwest Equity Partners, V and Advanced Technology
         Ventures IV.

 23.1*   Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).

 23.2    Consent of Independent Accountants.

 24.1#   Power of Attorney. Reference is made to Page II-4.

 27.1*   Financial Data Schedule.

--------
*  To be filed by amendment.

+  Confidential Treatment Requested.

#  Previously Filed.

!  Previously filed under a different Exhibit Number.